Precision Auto Care
748 Miller Drive SE
Leesburg, VA 20175

                         INDEPENDENT AUDITOR'S CONSENT

We consent to the use in this Form 8-K of Promotora de Franquicias Praxis, S.A. de C.V. and selected Subsidiaries of our report dated March 30, 1998, with respect to the financial statements of Praxis Afinaciones, S.A. de C.V. and subsidiaries, Praxis Autopartes, S.A. de C.V. and Praxis Afinaciones Puerto Rico, Inc. and subsidiary for the year ended December 31, 1997.

/s/ Borland, Benefield, Crawford & Webster, P.C.
------------------------------------------------
BORLAND, BENEFIELD, CRAWFORD & WEBSTER, P.C.

Birmingham, Alabama
June 9, 1998